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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                             FUN CITY POPCORN, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    36075R104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 29, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_| Rule 13d-1(b)

        |X| Rule 13d-1(c)

        |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

--------------------------------------------------------------------------------

----------------------
CUSIP No. 36075R104
----------------------

------------ -------------------------------------------------------------------
1.           Name of Reporting Persons:
             I.R.S. Identification Nos. of above persons (entities only):

             Emigrant Capital Corporation
------------ -------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group:
             (a)  [ ]
             (b)  [ ]
------------ -------------------------------------------------------------------
3.           SEC Use Only:

------------ -------------------------------------------------------------------
4.           Citizenship or Place of Organization:

             Delaware
------------ -------------------------------------------------------------------
                        5.      Sole Voting Power:

                                10,076,116 shares of Common Stock
                        ------- ------------------------------------------------
      NUMBER OF         6.      Shared Voting Power:
        SHARES
     BENEFICIALLY               0 shares of Common Stock
       OWNED BY         ------- ------------------------------------------------
         EACH           7.      Sole Dispositive Power:
      REPORTING
     PERSON WITH                10,076,116 Shares of Common Stock
                        ------- ------------------------------------------------
                        8.      Shared Dispositive Power:

                                0 shares of Common Stock
----------------------- ------- ------------------------------------------------
 9.          Aggregate Amount Beneficially Owned by Each Reporting Person:

             10,076,116
------------ -------------------------------------------------------------------
10.          Check if the Aggregate Amount in Row (9) Excludes Certain Shares:

             [ ]
------------ -------------------------------------------------------------------
11.          Percent of Class Represented by Amount in Row (9):

             13.2%
------------ -------------------------------------------------------------------
12.          Type of Reporting Person:

             CO
------------ -------------------------------------------------------------------

----------------------
CUSIP No. 36075R104
----------------------

------------ -------------------------------------------------------------------
1.           Name of Reporting Persons:
             I.R.S. Identification Nos. of above persons (entities only):

             Emigrant Savings Bank
------------ -------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group:
             (a)  [ ]
             (b)  [ ]
------------ -------------------------------------------------------------------
3.           SEC Use Only:

------------ -------------------------------------------------------------------
4.           Citizenship or Place of Organization:

             New York
------------ -------------------------------------------------------------------
                        5.      Sole Voting Power:

                                0 shares of Common Stock
                        ------- ------------------------------------------------
      NUMBER OF         6.      Shared Voting Power:
        SHARES
     BENEFICIALLY               10,076,116 shares of Common Stock*
       OWNED BY         ------- ------------------------------------------------
         EACH           7.      Sole Dispositive Power:
      REPORTING
     PERSON WITH                0 Shares of Common Stock
                        ------- ------------------------------------------------
                        8.      Shared Dispositive Power:

                                10,076,116 shares of Common Stock*
----------------------- ------- ------------------------------------------------
 9.          Aggregate Amount Beneficially Owned by Each Reporting Person:

             10,076,116*
------------ -------------------------------------------------------------------
10.          Check if the Aggregate Amount in Row (9) Excludes Certain Shares:

             [ ]
------------ -------------------------------------------------------------------
11.          Percent of Class Represented by Amount in Row (9):

             13.2%
------------ -------------------------------------------------------------------
12.          Type of Reporting Person:

             CO
------------ -------------------------------------------------------------------


* See Item 7.

----------------------
CUSIP No. 36075R104
----------------------

------------ -------------------------------------------------------------------
1.           Name of Reporting Persons:
             I.R.S. Identification Nos. of above persons (entities only):

             Emigrant Bancorp, Inc.
------------ -------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group:
             (a)  [ ]
             (b)  [ ]
------------ -------------------------------------------------------------------
3.           SEC Use Only:

------------ -------------------------------------------------------------------
4.           Citizenship or Place of Organization:

             Delaware
------------ -------------------------------------------------------------------
                        5.      Sole Voting Power:

                                0 shares of Common Stock
                        ------- ------------------------------------------------
      NUMBER OF         6.      Shared Voting Power:
        SHARES
     BENEFICIALLY               10,076,116 shares of Common Stock*
       OWNED BY         ------- ------------------------------------------------
         EACH           7.      Sole Dispositive Power:
      REPORTING
     PERSON WITH                0 Shares of Common Stock
                        ------- ------------------------------------------------
                        8.      Shared Dispositive Power:

                                10,076,116 shares of Common Stock*
----------------------- ------- ------------------------------------------------
 9.          Aggregate Amount Beneficially Owned by Each Reporting Person:

             10,076,116*
------------ -------------------------------------------------------------------
10.          Check if the Aggregate Amount in Row (9) Excludes Certain Shares:

             [ ]
------------ -------------------------------------------------------------------
11.          Percent of Class Represented by Amount in Row (9):

             13.2%
------------ -------------------------------------------------------------------
12.          Type of Reporting Person:

             CO
------------ -------------------------------------------------------------------


* See Item 7.

----------------------
CUSIP No. 36075R104
----------------------

------------ -------------------------------------------------------------------
1.           Name of Reporting Persons:
             I.R.S. Identification Nos. of above persons (entities only):

             New York Private Bank & Trust Corporation
------------ -------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group:
             (a)  [ ]
             (b)  [ ]
------------ -------------------------------------------------------------------
3.           SEC Use Only:

------------ -------------------------------------------------------------------
4.           Citizenship or Place of Organization:

             Delaware
------------ -------------------------------------------------------------------
                        5.      Sole Voting Power:

                                0 shares of Common Stock
                        ------- ------------------------------------------------
      NUMBER OF         6.      Shared Voting Power:
        SHARES
     BENEFICIALLY               10,076,116 shares of Common Stock*
       OWNED BY         ------- ------------------------------------------------
         EACH           7.      Sole Dispositive Power:
      REPORTING
     PERSON WITH                0 Shares of Common Stock
                        ------- ------------------------------------------------
                        8.      Shared Dispositive Power:

                                10,076,116 shares of Common Stock*
----------------------- ------- ------------------------------------------------
 9.          Aggregate Amount Beneficially Owned by Each Reporting Person:

             10,076,116*
------------ -------------------------------------------------------------------
10.          Check if the Aggregate Amount in Row (9) Excludes Certain Shares:

             [ ]
------------ -------------------------------------------------------------------
11.          Percent of Class Represented by Amount in Row (9):

             13.2%
------------ -------------------------------------------------------------------
12.          Type of Reporting Person:

             CO
------------ -------------------------------------------------------------------


* See Item 7.

----------------------
CUSIP No. 36075R104
----------------------

------------ -------------------------------------------------------------------
1.           Name of Reporting Persons:
             I.R.S. Identification Nos. of above persons (entities only):

             Paul Milstein Revocable 1998 Trust
------------ -------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group:
             (a)  [ ]
             (b)  [ ]
------------ -------------------------------------------------------------------
3.           SEC Use Only:

------------ -------------------------------------------------------------------
4.           Citizenship or Place of Organization:

             New York
------------ -------------------------------------------------------------------
                        5.      Sole Voting Power:

                                0 shares of Common Stock
                        ------- ------------------------------------------------
      NUMBER OF         6.      Shared Voting Power:
        SHARES
     BENEFICIALLY               10,076,116 shares of Common Stock*
       OWNED BY         ------- ------------------------------------------------
         EACH           7.      Sole Dispositive Power:
      REPORTING
     PERSON WITH                0 Shares of Common Stock
                        ------- ------------------------------------------------
                        8.      Shared Dispositive Power:

                                10,076,116 shares of Common Stock*
----------------------- ------- ------------------------------------------------
 9.          Aggregate Amount Beneficially Owned by Each Reporting Person:

             10,076,116*
------------ -------------------------------------------------------------------
10.          Check if the Aggregate Amount in Row (9) Excludes Certain Shares:

             [ ]
------------ -------------------------------------------------------------------
11.          Percent of Class Represented by Amount in Row (9):

             13.2%
------------ -------------------------------------------------------------------
12.          Type of Reporting Person:

             00
------------ -------------------------------------------------------------------


* See Item 7.

----------------------
CUSIP No. 36075R104
----------------------

------------ -------------------------------------------------------------------
1.           Name of Reporting Persons:
             I.R.S. Identification Nos. of above persons (entities only):

             David M. Seldin
------------ -------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group:
             (a)  [ ]
             (b)  [ ]
------------ -------------------------------------------------------------------
3.           SEC Use Only:

------------ -------------------------------------------------------------------
4.           Citizenship or Place of Organization:

             United States
------------ -------------------------------------------------------------------
                        5.      Sole Voting Power:

                                335,870 shares of Common Stock
                        ------- ------------------------------------------------
      NUMBER OF         6.      Shared Voting Power:
        SHARES
     BENEFICIALLY               0 shares of Common Stock
       OWNED BY         ------- ------------------------------------------------
         EACH           7.      Sole Dispositive Power:
      REPORTING
     PERSON WITH                335,870 Shares of Common Stock
                        ------- ------------------------------------------------
                        8.      Shared Dispositive Power:

                                0 shares of Common Stock
----------------------- ------- ------------------------------------------------
 9.          Aggregate Amount Beneficially Owned by Each Reporting Person:

             335,870 shares of Common Stock
------------ -------------------------------------------------------------------
10.          Check if the Aggregate Amount in Row (9) Excludes Certain Shares:

             [ ]
------------ -------------------------------------------------------------------
11.          Percent of Class Represented by Amount in Row (9):

             0.4%
------------ -------------------------------------------------------------------
12.          Type of Reporting Person:

             IN
------------ -------------------------------------------------------------------

----------------------
CUSIP No. 36075R104
----------------------

------------ -------------------------------------------------------------------
1.           Name of Reporting Persons:
             I.R.S. Identification Nos. of above persons (entities only):

             Gilbert S. Stein
------------ -------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group:
             (a)  [ ]
             (b)  [ ]
------------ -------------------------------------------------------------------
3.           SEC Use Only:

------------ -------------------------------------------------------------------
4.           Citizenship or Place of Organization:

             United States
------------ -------------------------------------------------------------------
                        5.      Sole Voting Power:

                                335,870 shares of Common Stock
                        ------- ------------------------------------------------
      NUMBER OF         6.      Shared Voting Power:
        SHARES
     BENEFICIALLY               0 shares of Common Stock
       OWNED BY         ------- ------------------------------------------------
         EACH           7.      Sole Dispositive Power:
      REPORTING
     PERSON WITH                335,870 Shares of Common Stock
                        ------- ------------------------------------------------
                        8.      Shared Dispositive Power:

                                0 shares of Common Stock
----------------------- ------- ------------------------------------------------
 9.          Aggregate Amount Beneficially Owned by Each Reporting Person:

             335,870 shares of Common Stock
------------ -------------------------------------------------------------------
10.          Check if the Aggregate Amount in Row (9) Excludes Certain Shares:

             [ ]
------------ -------------------------------------------------------------------
11.          Percent of Class Represented by Amount in Row (9):

             0.4%
------------ -------------------------------------------------------------------
12.          Type of Reporting Person:

             IN
------------ -------------------------------------------------------------------

----------------------
CUSIP No. 36075R104
----------------------

------------ -------------------------------------------------------------------
1.           Name of Reporting Persons:
             I.R.S. Identification Nos. of above persons (entities only):

             John R. Hart
------------ -------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group:
             (a)  [ ]
             (b)  [ ]
------------ -------------------------------------------------------------------
3.           SEC Use Only:

------------ -------------------------------------------------------------------
4.           Citizenship or Place of Organization:

             United States
------------ -------------------------------------------------------------------
                        5.      Sole Voting Power:

                                335,870 shares of Common Stock
                        ------- ------------------------------------------------
      NUMBER OF         6.      Shared Voting Power:
        SHARES
     BENEFICIALLY               0 shares of Common Stock
       OWNED BY         ------- ------------------------------------------------
         EACH           7.      Sole Dispositive Power:
      REPORTING
     PERSON WITH                335,870 Shares of Common Stock
                        ------- ------------------------------------------------
                        8.      Shared Dispositive Power:

                                0 shares of Common Stock
----------------------- ------- ------------------------------------------------
 9.          Aggregate Amount Beneficially Owned by Each Reporting Person:

             335,870 shares of Common Stock
------------ -------------------------------------------------------------------
10.          Check if the Aggregate Amount in Row (9) Excludes Certain Shares:

             [ ]
------------ -------------------------------------------------------------------
11.          Percent of Class Represented by Amount in Row (9):

             0.4%
------------ -------------------------------------------------------------------
12.          Type of Reporting Person:

             IN
------------ -------------------------------------------------------------------

----------------------
CUSIP No. 36075R104
----------------------

------------ -------------------------------------------------------------------
1.           Name of Reporting Persons:
             I.R.S. Identification Nos. of above persons (entities only):

             Barry S. Friedberg
------------ -------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group:
             (a)  [ ]
             (b)  [ ]
------------ -------------------------------------------------------------------
3.           SEC Use Only:

------------ -------------------------------------------------------------------
4.           Citizenship or Place of Organization:

             United States
------------ -------------------------------------------------------------------
                        5.      Sole Voting Power:

                                335,870 shares of Common Stock
                        ------- ------------------------------------------------
      NUMBER OF         6.      Shared Voting Power:
        SHARES
     BENEFICIALLY               0 shares of Common Stock
       OWNED BY         ------- ------------------------------------------------
         EACH           7.      Sole Dispositive Power:
      REPORTING
     PERSON WITH                335,870 Shares of Common Stock
                        ------- ------------------------------------------------
                        8.      Shared Dispositive Power:

                                0 shares of Common Stock
----------------------- ------- ------------------------------------------------
 9.          Aggregate Amount Beneficially Owned by Each Reporting Person:

             335,870 shares of Common Stock
------------ -------------------------------------------------------------------
10.          Check if the Aggregate Amount in Row (9) Excludes Certain Shares:

             [ ]
------------ -------------------------------------------------------------------
11.          Percent of Class Represented by Amount in Row (9):

             0.4%
------------ -------------------------------------------------------------------
12.          Type of Reporting Person:

             IN
------------ -------------------------------------------------------------------

----------------------
CUSIP No. 36075R104
----------------------

------------ -------------------------------------------------------------------
1.           Name of Reporting Persons:
             I.R.S. Identification Nos. of above persons (entities only):

             Francis May
------------ -------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group:
             (a)  [ ]
             (b)  [ ]
------------ -------------------------------------------------------------------
3.           SEC Use Only:

------------ -------------------------------------------------------------------
4.           Citizenship or Place of Organization:

             United States
------------ -------------------------------------------------------------------
                        5.      Sole Voting Power:

                                83,968 shares of Common Stock
                        ------- ------------------------------------------------
      NUMBER OF         6.      Shared Voting Power:
        SHARES
     BENEFICIALLY               0 shares of Common Stock
       OWNED BY         ------- ------------------------------------------------
         EACH           7.      Sole Dispositive Power:
      REPORTING
     PERSON WITH                83,968 Shares of Common Stock
                        ------- ------------------------------------------------
                        8.      Shared Dispositive Power:

                                0 shares of Common Stock
----------------------- ------- ------------------------------------------------
 9.          Aggregate Amount Beneficially Owned by Each Reporting Person:

             83,968 shares of Common Stock
------------ -------------------------------------------------------------------
10.          Check if the Aggregate Amount in Row (9) Excludes Certain Shares:

             [ ]
------------ -------------------------------------------------------------------
11.          Percent of Class Represented by Amount in Row (9):

             0.1%
------------ -------------------------------------------------------------------
12.          Type of Reporting Person:

             IN
------------ -------------------------------------------------------------------

ITEM 1(a)         NAME OF ISSUER   Fun City Popcorn, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  c/o Lev Pharmaceuticals, Inc.
                  122 East 42nd Street
                  Suite 2606
                  New York, NY 10168

ITEM 2(a)         NAME OF PERSON FILING

This statement is filed by:

         (i) Emigrant Capital Corporation ("Emigrant") with respect to shares owned by it.

         (ii) Emigrant Savings Bank ("ESB") with respect to shares owned by Emigrant.

         (iii) Emigrant Bancorp, Inc. ("EBI") with respect to shares owned by Emigrant.

         (iv) New York Private Bank & Trust Corporation ("NYPBTC") with respect to shares owned by Emigrant.

         (v) Paul Milstein Revocable 1998 Trust (the "Trust") with respect to shares owned by Emigrant.

         (vi)     David M. Seldin ("DMS") with respect to shares owned by him.

         (vii)    Gilbert S. Stein ("GSS") with respect to shares owned by him.

         (viii)   John R. Hart ("JRH") with respect to shares owned by him.

         (ix) Barry S. Friedberg ("BSF") with respect to shares owned by him.

         (x)      Francis May ("FM") with respect to shares owned by him.

         The foregoing persons are hereinafter sometimes referred to collectively as the "Reporting Persons."

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  The address of the principal business office of each of the Reporting Persons, other than DMS, is:
                        6 East 43rd Street
                        New York NY 10017

                  The residence address of DMS is:
                        1571 Oceanview Drive
                        Tierra Verde FL 33715

ITEM 2(c)         CITIZENSHIP

                  Emigrant is a corporation organized under the laws of the State of Delaware, ESB is a New York savings bank, EBI is a corporation organized under the laws of the State of Delaware, and NYPBTC is a corporation organized under the laws of the State of Delaware. All of the other Reporting Persons are United States citizens.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES

                  Common Stock, $.01 par value ("Common Stock").

ITEM 2(e)         CUSIP NUMBER

                  36075R104

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE FILING PERSON IS:

                  Not applicable.

ITEM 4            OWNERSHIP

(i)      Emigrant

         (a)      Amount beneficially owned:
                  10,076,116 shares of Common Stock. Such shares consist of:
                  (i) 705,882 shares of Common Stock and (ii) 9,370,234 shares of Common Stock issuable upon conversion of 672,150 shares of Preferred Stock, $.01 par value of the Issuer
                  ("Preferred Stock").

         (b)      Percent Amount of class: 13.2%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or direct the vote:
                           0 shares of Common Stock

                  (ii)     Shared power to vote or to direct the vote:
                           10,076,116 shares of Common Stock

                  (iii)    Sole power to dispose or direct the disposition of:
                           0 shares of Common Stock

                  (iv)     Shared power to dispose or direct the disposition:
                           10,076,116 shares of Common Stock

(ii)     Emigrant Savings Bank

         (a)      Amount beneficially owned:
                  10,076,116 shares of Common Stock. Such shares consist of: (i) 705,882 shares of Common Stock and (ii) 9,370,234 shares of Common Stock issuable upon conversion of 672,150 shares of Preferred Stock.

         (b)      Percent Amount of class: 13.2%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or direct the vote:
                           0 shares of Common Stock

                  (ii)     Shared power to vote or to direct the vote:
                           10,076,116 shares of Common Stock

                  (iii)    Sole power to dispose or direct the disposition of:
                           0 shares of Common Stock

                  (iv)     Shared power to dispose or direct the disposition:
                           10,076,116 shares of Common Stock

(iii)    Emigrant Bancorp, Inc.

         (a)      Amount beneficially owned:
                  10,076,116 shares of Common Stock. Such shares consist of: (i) 705,882 shares of Common Stock and (ii) 9,370,234 shares of Common Stock issuable upon conversion of 672,150 shares of Preferred Stock.

         (b)      Percent Amount of class: 13.2%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or direct the vote:
                           0 shares of Common Stock

                  (iii)    Shared power to vote or to direct the vote:
                           10,076,116 shares of Common Stock

                  (iii)    Sole power to dispose or direct the disposition of:
                           0 shares of Common Stock

                  (iv)     Shared power to dispose or direct the disposition:
                           10,076,116 shares of Common Stock

(iv)     NYPBTC

         (a)      Amount beneficially owned:
                  10,076,116 shares of Common Stock. Such shares consist of: (i) 705,882 shares of Common Stock and (ii) 9,370,234 shares of Common Stock issuable upon conversion of 672,150 shares of Preferred Stock.

         (b)      Percent Amount of class: 13.2%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or direct the vote:
                           0 shares of Common Stock

                  (ii)     Shared power to vote or to direct the vote:
                           10,076,116 shares of Common Stock

                  (iii)    Sole power to dispose or direct the disposition of:
                           0 shares of Common Stock

                  (iv)     Shared power to dispose or direct the disposition:
                           10,076,116 shares of Common Stock

(v)      The Trust

         (a)      Amount beneficially owned:
                  10,076,116 shares of Common Stock. Such shares consist of: (i) 705,882 shares of Common Stock and (ii) 9,370,234 shares of Common Stock issuable upon conversion of 672,150 shares of Preferred Stock.

         (b)      Percent Amount of class: 13.2%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or direct the vote:
                           0 shares of Common Stock

                  (ii)     Shared power to vote or to direct the vote:
                           10,076,116 shares of Common Stock

                  (iii)    Sole power to dispose or direct the disposition of:
                           0 shares of Common Stock

                  (iv)     Shared power to dispose or direct the disposition:
                           10,076,116 shares of Common Stock

(vi)     DMS

         (a)      Amount beneficially owned:
                  335,870 shares of Common Stock. Such shares of Common Stock consist of: (i) 23,529 shares of Common Stock and (ii) 312,341 shares of Common Stock exercisable upon conversion of 22,405 shares of Preferred Stock.

         (b)      Percent Amount of class: .4%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or direct the vote:
                           335,870 shares of Common Stock

                  (ii)     Shared power to vote or direct the vote:
                           0 shares of Common Stock

                  (iii)    Sole power to dispose or direct the disposition of:
                           335,870 shares of Common Stock.

                  (iv)     Shared power to dispose or direct the disposition of:
                           0 shares of Common Stock

(vii)    GSS

         (a)      Amount beneficially owned:
                  335,870 shares of Common Stock. Such shares of Common Stock consist of: (i) 23,529 shares of Common Stock and (ii) 312,341 shares of Common Stock exercisable upon conversion of 22,405 shares of Preferred Stock.

         (b)      Percent Amount of class: .4%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or direct the vote:
                           335,870 shares of Common Stock

                  (ii)     Shared power to vote or direct the vote:
                           0 shares of Common Stock

                  (iii)    Sole power to dispose or direct the disposition of:
                           335,870 shares of Common Stock.

                  (iv)     Shared power to dispose or direct the disposition of:
                           0 shares of Common Stock

(viii)   JRH

         (a)      Amount beneficially owned:
                  335,870 shares of Common Stock. Such shares of Common Stock consist of: (i) 23,529 shares of Common Stock and (ii) 312,341 shares of Common Stock exercisable upon conversion of 22,405 shares of Preferred Stock.

         (b)      Percent Amount of class: .4%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or direct the vote:
                           335,870 shares of Common Stock

                  (ii)     Shared power to vote or direct the vote:
                           0 shares of Common Stock

                  (iii)    Sole power to dispose or direct the disposition of:
                           335,870 shares of Common Stock.

                  (iv)     Shared power to dispose or direct the disposition of:
                           0 shares of Common Stock

(ix)     BSF

         (a)      Amount beneficially owned:
                  335,870 shares of Common Stock. Such shares of Common Stock consist of: (i) 23,529 shares of Common Stock and (ii) 312,341 shares of Common Stock exercisable upon conversion of 22,405 shares of Preferred Stock.

         (b)      Percent Amount of class: .4%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or direct the vote:
                           335,870 shares of Common Stock

                  (ii)     Shared power to vote or direct the vote:
                           0 shares of Common Stock

                  (iii)    Sole power to dispose or direct the disposition of:
                           335,870 shares of Common Stock.

                  (iv)     Shared power to dispose or direct the disposition of:
                           0 shares of Common Stock

(x)      FM

         (a)      Amount beneficially owned:
                  83,968 shares of Common Stock. Such shares of Common Stock consist of: (i) 5,882 shares of Common Stock and (ii) 78,086 shares of Common Stock exercisable upon conversion of 5,601 shares of Preferred Stock.

         (b)      Percent Amount of class: .1%

         (c)      Number of shares as to which the person has:

                  (i) Sole power to vote or direct the vote: 83,968 shares of Common Stock

                  (ii) Shared power to vote or direct the vote: 0 shares of Common Stock

                  (iii)    Sole power to dispose or direct the disposition of:
                           83,968 shares of Common Stock.

                  (iv)     Shared power to dispose or direct the disposition of:
                           0 shares of Common Stock


ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                  Emigrant is a wholly-owned subsidiary of ESB, which is a wholly-owned subsidiary of EBI, which is a wholly-owned subsidiary of NYPBTC. The Trust owns 100% of the voting stock of NYPBTC. ESB, EBI, NYPBTC and the Trust may be deemed to be the beneficial owners of the shares of Common Stock owned by Emigrant.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10           CERTIFICATION

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

January 10, 2005

                                           Emigrant Capital Corporation

                                           By: /s/ John R. Hart
                                               ---------------------------------
                                               John R. Hart
                                               First Vice President

                                           /s/ David M. Seldin
                                           -------------------------------------
                                           David M. Seldin

                                           /s/ Gilbert S. Stein
                                           -------------------------------------
                                           Gilbert S. Stein

                                           /s/ John R. Hart
                                           -------------------------------------
                                           John R. Hart

                                           /s/ Barry S. Friedberg
                                           -------------------------------------
                                           Barry S. Friedberg

                                           /s/ Francis May
                                           -------------------------------------
                                           Francis May

                                           Emigrant Savings Bank


                                           By: /s/ Daniel C. Hickey
                                               ---------------------------------
                                                Daniel C. Hickey
                                                Senior Vice President

                                           Emigrant Bancorp, Inc.


                                           By: /s/ Daniel C. Hickey
                                               ---------------------------------
                                               Daniel C. Hickey
                                               Senior Vice President

                                           New York Private Bank & Trust
                                           Corporation


                                           By: /s/ Howard P. Milstein
                                               ---------------------------------
                                               Howard P. Milstein
                                               President and Chief Executive
                                               Officer


                                           Paul Milstein Revocable 1998 Trust


                                           By: /s/ Howard P. Milstein
                                               ---------------------------------
                                               Howard P. Milstein, Trustee